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EXHIBIT 10.5

SEVERANCE AGREEMENT

        AGREEMENT dated as of the 6th day of May, 2003 by and between MIDWAY GAMES INC. ("Midway"), a Delaware corporation with offices at 2704 West Roscoe Street, Chicago, Illinois 60618 and Neil D. Nicastro ("Nicastro") residing at            Illinois.

W I T N E S S E T H

        WHEREAS, Midway and Nicastro are parties to an employment agreement dated July 1, 1996, as amended on March 5, 1998, November 5, 1999, May 4, 2000 and October 30, 2000 (the "Employment Agreement") that provides, among other things, for certain amounts to be paid to Nicastro in a lump sum upon changes being made to the terms and conditions of his employment without his prior consent; and

        WHEREAS, the Board of Directors believes it is in the best interests of Midway to hire a new Chief Executive Officer of Midway; and

        WHEREAS, such action, if taken by Midway without Nicastro's prior written consent, would trigger Nicastro's right to deem his employment to have been terminated in violation of the Employment Agreement and trigger his right to receive a lump sum payment; and

        WHEREAS, Midway does not want to take any unilateral action that might be deemed in violation of Nicastro's Employment Agreement and has requested that Nicastro modify his rights, and Nicastro is willing to modify those rights upon the terms set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

        1.    Definitions.    Capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to such terms in the Employment Agreement. References to Sections refer to the sections and subsections of this Agreement unless otherwise stated. Other terms used in this Agreement are defined below.

          1.1.  "Change of Control" means at any time (a) individuals who presently constitute Midway's Board of Directors or individuals who have been recommended for election to Midway's Board of Directors by at least two-thirds of the directors who are either presently on the Midway Board of Directors or such recommended successors, cease for any reason to constitute at least a majority of Midway's Board of Directors or (b) Midway shall, directly or indirectly, consolidate with or merge with any other person or announce its intention to do so as a result of which Midway stockholders before the transaction do not own a majority interest in the surviving entity; or (c) Midway shall sell or otherwise transfer (or one or more of Midway's subsidiaries shall sell or otherwise transfer), in one transaction or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of Midway and its subsidiaries (taken as a whole) to any person or persons.

          1.2.  "Conversion Price" means the Weighted Average Price of Midway common stock for the five trading days immediately preceding the public announcement that Nicastro will no longer serve as CEO of Midway.

          1.3.  "Deferred Severance" has the meaning set forth in Section 3.2.

          1.4.  "Effective Date" means the date Nicastro is replaced as Chief Executive Officer of Midway.

          1.5.  "Reserved Shares" has the meaning set forth in Section 6.

          1.6.  "Retirement Date" means the date of the third anniversary of the Effective Date.

          1.7.  "Total Severance" has the meaning set forth in Section 3.

          1.8.  "Weighted Average Price" means, as of any date, the dollar volume-weighted average price for Midway common stock on The New York Stock Exchange or other principal market during the period beginning 9:30 a.m., New York City time, and ending at 4:00 p.m. New York City time, as reported by Bloomberg through its "Volume at Price" function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such stock during the period beginning at 9:30 a.m., New York City time and ending at 4:00 p.m. New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such stock by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such stock as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Weighted Average Price cannot be calculated for such stock on any particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as determined by Midway's Board of Directors.

        2.    Termination of Employment.    On the Effective Date, Nicastro's employment by Midway and its subsidiaries shall terminate, and he shall cease to hold any office in Midway and shall cease to be an officer or director of any of Midway's subsidiaries, except that Nicastro shall continue as a director of Midway and shall hold the title of Chairman of the Board of Midway.

        3.    Settlement Payments.    In lieu of any amounts to which Nicastro may have been entitled under Sections 9(b)(i)(I) and 9(b)(i)(II) of the Employment Agreement if his employment were deemed terminated by Midway in violation of that agreement, Midway shall pay to Nicastro the aggregate amount of $5,963,460 (the "Total Severance") as follows:

          3.1.  Midway shall pay Nicastro a lump sum of $4,000,000 within ten days following the Effective Date.

          3.2.  The balance of the Total Severance of $1,963,460 (the "Deferred Severance") shall be paid to Nicastro on the third anniversary of the Effective Date, together with interest at the rate of 5% per annum from the Effective Date. Midway shall pay the interest on the Deferred Severance to Nicastro quarterly in arrears on the last day of each calendar quarter ending after the Effective Date. Midway may prepay the Deferred Severance, in whole but not in part, prior to May 31, 2003, together with accrued but unpaid interest, in its discretion, but may not prepay any portion of the Deferred Severance after May 31, 2003 without the consent of Nicastro.

        4.    Retirement Shares.    The 607,846 Retirement Shares to which Nicastro is entitled under the Employment Agreement shall be issued and delivered to Nicastro as follows: on the first day of the first month following his Retirement Date and on the first day of each month thereafter for a period of three years 16,884 shares of Midway common stock shall be issued and delivered to Nicastro, and an additional 22 shares shall be issued and delivered to Nicastro on the first day of the 36th month until all the Retirement Shares have been issued and delivered to Nicastro. Notwithstanding the foregoing, all of the Retirement Shares not theretofore issued to Nicastro shall be immediately issued to him upon a Change of Control and shall be deemed issued and outstanding immediately prior to the effective time of the Change of Control.

        5.    Conversion of Deferred Severance; Acceleration of Payment of Retirement Shares.

          5.1.  Nicastro shall have the right to receive the Deferred Severance in shares of Midway common stock by giving written notice of such election to Midway at any time after the expiration of 35 months after the Effective Date but at least five business days prior to the third anniversary of the Effective Date. In such event, Midway shall issue and deliver to Nicastro on the third anniversary of the Effective Date, the number of whole shares of Midway common stock, subject to adjustment as hereinafter provided, obtained by dividing the Deferred Severance by the

  Conversion Price, and any remaining balance, together with accrued and unpaid interest on the Deferred Severance shall be paid in cash.

          5.2.  The Deferred Severance shall become immediately due and payable to Nicastro in shares of Midway common stock, and any Retirement Shares not theretofore issued to Nicastro shall be immediately issued to him, if (a) for any consecutive 30 trading days during the 35 months following the Effective Date, the Weighted Average Price of Midway Common Stock, is at least $10.00 for acceleration of the Deferred Severance and $7.50 for acceleration of the delivery of the Retirement Shares and (b) Midway has delivered to Nicastro all of the certificates and opinions referred to in paragraph 6.5 hereof. In the event of acceleration of either payment of the Deferred Severance or delivery of the Retirement Shares Midway shall issue and deliver to Nicastro within five business days following the expiration of the applicable 30 trading days, (a) the number of whole shares of Midway common stock determined by dividing the Deferred Severance by the Conversion Price in the case of Deferred Severance acceleration, and (b) any Retirement Shares not theretofore issued to Nicastro in the case of a Retirement Shares acceleration. The balance of the Deferred Severance, if any, together with accrued and unpaid interest on the Deferred Severance shall be paid to Nicastro in cash together with the delivery of the Deferred Severance shares.

          5.3.  Upon the occurrence of a Change of Control, the Deferred Severance shall become immediately due and payable on the effective time of the Change of Control provided, however, that Nicastro shall have the right to take such payment in shares of Midway common stock, the number of such shares to be determined using the Conversion Price. In such event, the shares of Midway common stock to be issued to Nicastro shall be deemed to have been issued and outstanding immediately prior to the effective time of the Change of Control.

        6.    Reservation and Registration of Shares.

          6.1.  Midway shall cause to be reserved and kept available, first out of authorized and issued shares of Midway common stock held in its treasury, and then, to the extent treasury shares are insufficient, out of authorized and unissued shares of Midway common stock, both (a) the number of shares of Midway common stock issuable upon payment of the Deferred Severance in shares of Midway common stock calculated using the Conversion Price and (b) the number of Retirement Shares not previously delivered to Nicastro (collectively the "Reserved Shares").

          6.2.  So long as any shares of Midway common stock deliverable pursuant to this Agreement are listed on any national securities exchange or automated quotation system, Midway will use its best efforts to cause all of the Reserved Shares to be listed on such exchange or quotation system upon official notice of issuance.

          6.3.  Midway shall promptly prepare and file a registration statement under the Securities Act of 1933, as amended (the "Act") with respect to the issuance and resale of the Retirement Shares and of all shares which may be issued in respect of the Deferred Severance and shall cause such registration statement to become effective as promptly as practical but in no event later than 180 days following the date hereof and shall cause such registration statement to remain in effect (together with a resale prospectus at all times meeting the requirements of the Act) until all of the shares which may be issued to Nicastro under this Agreement have been issued to Nicastro or his right to receive any shares terminates or expires, and, with respect to the resale prospectus, until such registration statement is no longer required for Nicastro to publicly offer and sell such shares.

          6.4.  If and to the extent that the issuance of any of the shares to Nicastro requires stockholder approval, the Company shall solicit and recommend such stockholder approval by its stockholders at the earliest practical time. No shares of Midway common stock shall be issued to

  Nicastro under this Agreement unless any stockholder approval required for such issuance has been obtained.

          6.5.  Concurrently with the delivery of any shares of Midway common stock under this Agreement, Midway shall deliver to Nicastro (a) a certificate from the chief executive officer and chief financial officer of Midway to the effect that the shares being delivered are fully paid and non-assessable and that, if true, to the best of their knowledge, there is no material non-public information with respect to Midway that would prevent the immediate sale of such shares by Nicastro, (b) an opinion of Midway's counsel to the effect that the issuance of the shares to Nicastro and an immediate resale of such shares by Nicastro have been duly registered under the Act and that such registration remains in effect or that such issuance and/or resale are exempt from the registration under the Act and (c) that the shares so issued are duly listed on The New York Stock Exchange or other applicable principal market of Midway common stock. The accelerated payment of the Deferred Severance in Midway shares or the accelerated delivery of the Retirement Shares pursuant to Section 5.2 hereof shall not be deemed triggered unless the certificate referred in subsection (a) above contains the statement that there is, to the best knowledge of the certifiers, no material non-public information with respect to Midway that would prevent the immediate sale of the applicable Midway shares by Nicastro.

        7.    Adjustments.    The number of shares of Midway common stock issuable to Nicastro under this Agreement and the Conversion Price shall be appropriately adjusted by Midway's Board of Directors to reflect any stock dividends, stock splits, recapitalizations, spin-offs, combinations, reverse stock splits or similar events.

        8.    Cooperation

          8.1.  For a period of at least six months following the Effective Date, without any additional consideration, Nicastro shall make himself reasonably available to Midway and its new chief executive officer to render such advice and assistance as may be reasonably requested to assist in an orderly transition of Nicastro's duties to the new chief executive officer.

          8.2.  If at any time during the one year period following the Effective Date Midway ceases to have a chief executive officer, at the request of Midway's Board of Directors and for no additional consideration, Nicastro will again assume the office of chief executive office of Midway for a period not to exceed six months in order to permit Midway the opportunity to search for and hire a new chief executive officer. Midway shall, however, pay and/or reimburse Nicastro for any and all expenses reasonably incurred by him in connection with the foregoing.

          8.3.  Nicastro shall execute and deliver such documents and instruments and take such action as may be necessary or appropriate to permit Midway to perform its obligations under this Agreement.

        9.    Options; Consulting.    The parties acknowledge that there are no options to be purchased by Midway pursuant to Section 9(b) of the Employment Agreement and that all Midway options held by Nicastro ("Nicastro Stock Options") shall remain in effect in accordance with their terms. If Nicastro is no longer a member of Midway's Board of Directors while any Nicastro Stock Options remain outstanding, Midway shall engage Nicastro as a business consultant to Midway for a fee of $1,000 a month for a term expiring on the expiration date of the latest expiring Nicastro Stock Option.

        10.    Health Benefits; etc.    So long as Nicastro continues to serve as a director of Midway, (a) Midway shall continue to provide or pay for medical, hospital and dental insurance (including reimbursement for all medical and dental expenses incurred by him, his spouse and his children twenty-five (25) years of age or younger), to the extent such expenses are not otherwise reimbursed by insurance coverage; and (b) Midway shall continue to provide a suitable office and secretary for Nicastro's use at Midway's principal place of business.

        11.    Insurance.    On the Effective Date, Midway shall assign to Nicastro all rights to the policies in effect with respect to the $2,000,000 of life insurance provided to Nicastro pursuant to Section 3(c) of the Employment Agreement. Nicastro may thereafter maintain such insurance in effect at his sole expense.

        12.    Surviving Provisions; Release.    Except as set forth in the next sentence, the provisions of this Agreement shall supersede any contrary provisions of the Employment Agreement and shall be in lieu of the rights granted therein upon Nicastro's termination of employment. The provisions of Section 8, 9(b)(ii) and 9(b)(iii) of the Employment Agreement shall remain in full force and effect and the parties shall be bound thereby; provided however, that Section 9(b)(ii) of the Employment Agreement shall be deemed amended so that immediately following the reference to "subparagraph 9(b)" in said Section 9(b)(ii) the following words shall be added: "or under the Severance Agreement dated as of the 6th day of May, 2003 by and between Midway and Nicastro." Nicastro hereby remises, releases and forever discharges Midway, its agents, attorneys, servants, employees, officers, directors, shareholders, insurers, parents, subsidiaries, other affiliates, successors and assigns, and each and every one of them (hereafter referred to as "Releasees"), of and from all claims, causes of action, and demands which Nicastro now has or claims to have, or which may hereafter accrue against the said Releasees, or any one or more of them, arising from the termination of Nicastro's Employment Agreement prior to the expiration of the "Term" thereof, including, without limitation, any failure of Midway to give written notice of termination of Nicastro's Employment Agreement at least three years prior thereto; provided that the provisions of this Agreement shall remain in full force and effect and shall not be released.

        13.    Withholding.    All payments under this Agreement, either in cash or stock, shall be made subject to any applicable withholding tax and Midway may establish appropriate procedures to provide for payment or withholding of such income taxes as may be required by law to be paid or withheld and Nicastro will cooperate with and follow such procedures.

        14.    Miscellaneous.

          14.1. This Agreement may not be assigned by Nicastro but shall inure to the benefit of and shall be binding upon his heirs, executors, administrators and assigns.

          14.2. All notices shall be addressed to each party hereto at its address set forth on the first page of this Agreement or as such address may be changed from time to time by notice in accordance with this Section and shall be delivered in person, sent by mail with first class postage prepaid or by express mail service for next day delivery or other responsible overnight delivery service, and if sent by mail shall be deemed to have been given and received two business days after the date of deposit in the mails and, if sent by express mail service or overnight delivery service, shall be deemed to have been given and received on the next business day after the date of the delivery of the notice to such service.

          14.3. Any waiver by either Midway or Nicastro of any breach of any provisions of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach hereof.

          14.4. This Agreement shall be governed and construed in accordance with the substantive laws of the State of Illinois applicable to agreements to be performed entirely therein.

          14.5. This Agreement constitutes the entire agreement of the parties hereto with respect to the matters set forth herein. No amendment or modification of this Agreement shall be valid and binding unless made in writing and signed by both of the parties hereto.

          14.6. In the event that any provision of this Agreement, including any sentence, clause or part hereof shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provision shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

          14.7. This Agreement has been approved by the Board of Directors of Midway and is intended to constituted an "Approved Stock Plan" as such term is defined in the Certificate of Designations for Midway's Series B Convertible Preferred Stock.

          14.8. If the Effective Date does not occur on or before September 30, 2003, this Agreement shall be deemed terminated and of no force and effect.

MIDWAY GAMES INC.
By:	/s/ DEBORAH K. FULTON
/s/ NEIL D. NICASTRO NEIL D. NICASTRO

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  EXHIBIT 10.5